EXHIBIT 99.1

FOR IMMEDIATE RELEASE	For more information contact
October 22, 2003	Roger J. Klatt (281) 230-6732

GUNDLE/SLT ENVIRONMENTAL, INC.

ANNOUNCES THIRD QUARTER 2003 RESULTS

HOUSTON (October 22, 2003) – Gundle/SLT Environmental, Inc. (NYSE: GSE) today announced net income of $11.2 million or $.92 per diluted share for the third quarter ended September 30, 2003, compared to net income of $13.0 million, or $1.11 per diluted share, for the third quarter last year. Last year’s net income for the third quarter included an extraordinary gain of $4.1 million, or 35 cents per diluted share, from the sale of assets and receipt of payment on long-term notes receivable acquired in the acquisition of Serrot International, Inc. Before these extraordinary items, GSE recorded net income of $8.9 million, or $.76 per diluted share, for the quarter ended September 30, 2002. Revenues for the third quarter 2003 were $92.7 million compared to $94.0 million for the same 2002 period.

Samir Badawi, chairman, president and chief executive officer, said “Operating income was up 5%, even though our third quarter revenue was down by 1%. Inclement weather during the quarter slowed progress on customer projects and resulted in reduced shipments and installations. Gross profit as a percentage of sales remained good at 22.7%.” Mr. Badawi added, “Two properties acquired with the Serrot International, Inc. acquisition last year were sold for a gain of $3.1 million during the quarter.”

For the nine months ended September 30, 2003, net income was $17.3 million or $1.44 per diluted share, compared to $40.3 million, or $3.48 per diluted share in the 2002 period. Net income for the nine months last year included an extraordinary gain of $28.4 million, or $2.45 per diluted share, from the purchase of Serrot. Before this extraordinary gain, GSE recorded net income of $11.9 million, or $1.03 per diluted share for the nine months ended September 30, 2002. Revenues for the nine months of 2003 were $218.7 million versus $214.6 million in the 2002 period.

“We were happy to see incoming orders pick up in the third quarter,” said Mr. Badawi. “Unit orders rose 12%, increasing this year’s orders 4% over last year’s. Backlog at September 30, 2003 was $65 million compared to $60 million last year. Units in backlog were up 3% over last year at the end of September. While the fourth quarter results are always difficult to predict, current indications lead us to expect 2003 to be a strong, real growth year.”

Mr. Badawi went on to say, “The company’s strategic alternatives program is proceeding and it may be well into next year before we can determine what, if any, actions will be taken.” On another front, he said that the company had filed a notice of appeal of the $15.1 million patent infringement suit judgment with the U.S. Circuit Court of Appeals. “We expect it will take

GUNDLE/SLT THIRD QUARTER 2003 RESULTS – PAGE 2

about a year for the appellate court to reach a decision. The company has set aside $18.1 million as security during this appeal process. Even with this restricted cash our balance sheet is strong,” said Badawi. “In fact, at September 30, 2003, we had unrestricted cash of $24.8 million and debt of $18.7 million. Debt to total capitalization at September 30 was 11%.”

Gundle/SLT Environmental, Inc. headquartered in Houston, is a global manufacturer and marketer of geosynthetic lining solutions, products and services used in the containment and management of solids, liquids and gases for organizations engaged in waste management, mining, water and wastewater treatment, aquaculture, and other activities.

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This press release contains certain forward-looking statements as such term is defined in the Private Securities Litigation Reform Act of 1995. When used in this press release the words, “believe”, “expect”, “intend” and words or phrases of similar import, as they relate to GSE or its management, are intended to identify forward-looking statements. Such statements reflect the current risks, uncertainties and assumptions related to certain factors including, among other things, competitive market factors, worldwide manufacturing capacity in the industry, general economic conditions around the world, raw material pricing and supply, governmental regulation and supervision, seasonality, distribution networks and other factors described more fully in GSE’s reports filed with the Securities and Exchange Commission. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially form those currently believed, expected or intended.

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GUNDLE/SLT THIRD QUARTER 2003 RESULTS—PAGE 3

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(in thousands except per share data)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2003	2002	2003	2002
Sales	$92,650	$93,957	$218,650	$214,619
Cost of Sales	71,617	72,730	173,176	167,787

Gross Profit	21,033	21,227	45,474	46,832
% of Sales	22.7%	22.6%	20.8%	21.8%
Selling, General and Administrative Expenses	6,565	7,182	21,281	22,375
Cost Related to the Serrot Acquisition	(98)	215	(8)	2,221

Operating Income	14,566	13,830	24,201	22,236

Other (Income) Expenses:
Interest Expense	641	751	1,999	2,191
Interest Income	(98)	(249)	(349)	(383)
Foreign Exchange (Gain) Loss	87	(1,019)	(512)	(1,022)
Minority Interest	99	53	165	339
Loss On Extinguishment Of Debt	0	26	0	1,278
(Gain) On Sale Of Assets	(3,193)	(166)	(3,777)	(181)
Other (Income) Expense	(172)	(135)	14	162

Income Before Income Tax	17,202	14,569	26,661	19,852
Income Tax	6,022	5,708	9,332	7,942

Net Income Before Extraordinary Item	11,180	8,861	17,329	11,910

Extraordinary Gain—Serrot Acquisition	0	4,125	0	28,424

Net Income	$11,180	$12,986	$17,329	$40,334

Basic Net Income Per Common Share:
Before Extraordinary Item	$0.97	$0.79	$1.51	$1.07
Extraordinary Item	$0.00	$0.36	$0.00	$2.55

Basic Net Income Per Common Share	$0.97	$1.15	$1.51	$3.62

Diluted Net Income Per Common Share:
Before Extraordinary Item	$0.92	$0.76	$1.44	$1.03
Extraordinary Item	$0.00	$0.35	$0.00	$2.45

Diluted Net Income Per Common Share	$0.92	$1.11	$1.44	$3.48

Weighted Average Common Shares Outstanding
Basic	11,521	11,247	11,481	11,154

Diluted	12,149	11,721	12,061	11,585

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GUNDLE/SLT THIRD QUARTER 2003 RESULTS—PAGE 4

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

ASSETS	SEPT. 30, 2003	DEC. 31, 2002
	(unaudited)
Current Assets:
Cash and Cash Equivalents	$24,808	$42,264
Accounts Receivable, Net	75,417	55,715
Contracts in Progress	4,471	2,043
Inventory	27,635	27,352
Deferred Income Taxes	7,559	9,366
Other Current Assets	2,425	5,260

Total Current Assets	142,315	142,000

Property, Plant and Equipment, Net	33,193	33,011
Excess of Purchase Price Over Fair Value of Assets Acquired, Net	23,941	22,529
Deferred Income Taxes	1,002	545
Restricted Cash	18,056	0
Other Assets	930	4,225

	$219,437	$202,310

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable and Accrued Liabilities	$42,180	$37,920
Advance Billings on Contracts	2,543	5,173
Short-term Debt	777	0
Current Portion of Long-term Debt	4,802	4,690
Income Taxes Payable	2,511	1,952

Total Current Liabilities	52,813	49,735

Long-term Debt	13,079	16,912
Deferred Income Taxes	67	252
Other Liabilities	1,703	1,366
Minority Interest	1,240	1,614
Stockholders’ Equity	150,535	132,431

	$219,437	$202,310